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XL’s Leadership Team

(left column)
Mike McGavick, CEO
Susan Cross, Global Chief Actuary
Jacob Rosengarten, Chief Enterprise Officer
Kirstin Gould, General Counsel & Secretary

(middle column)
Pete Porrino, Chief Financial Officer
Beth Reeves, Chief Human Resource Officer
Jamie Veghte, Chief Executive of Reinsurance Operations
Greg Hendrick, Chief Executive of Insurance Operations

(right column)
Myron Hendry, Chief Platform Officer
Sarah Street, Chief Investment Officer

Resolved. That is the mindset of our leadership, our underwriting teams, our investors and stakeholders.

XL Group Insurance Reinsurance	1 Hatch Street Upper
Dublin 2, Ireland
	Phone	+353 (0)1 400 5500
	Fax	+353 (0)1 405 2033
xlgroup.com

2011 Letter from the CEO

Dear Shareholders:

In 2011 we were battered by the terrible level of catastrophes around the globe, hurt by a small number of noisy under-performing businesses, and faced the reality that our new strategy, of which we are highly confident, did not yet yield results for the bottom line.

Scrutiny of XL is very high. This attention is welcome.

To be clear, 2011 wasn’t “fun” for any of us: not for our colleagues, who are a competitive bunch, unaccustomed to being associated with pockets of underwriting under-performance; not for our investors and certainly not for our customers, for whom the catastrophe costs are but one indicator of massive human suffering.

But the fact is that we made substantial progress in 2011. For example, over the course of the year, we steadily improved our position versus our competitors, as measured by our actual Return On Equity (ROE) relative to forecasted performance.

My job in this letter is to provide as clear an articulation as I can of where XL stands, where it is going and where things could go wrong. In this way, my fellow owners, as well as prospective owners, can make an informed judgment about whether to participate in our journey. (By training, we are professional pessimists but, secretly, we do expect good things to happen.)

So given a tough 2011, why should our owners feel good about XL? There are seven factors that I believe are true about the company and the markets in which we operate that give us confidence about the days and years ahead.

First, underwriting is improving. And it didn’t start yesterday; significant corrections have been working their way into the book, in stages, since late 2010.

Second, our understanding and management of catastrophe risks have proven stellar. Only a year like 2011, with its incredibly high number of major catastrophe events, could really test this crucial risk management activity. And we passed this test with flying colors.

XL Group plc I Directors: R. Ayer (US), D.R. Comey (US), R.R. Glauber (US), H.N. Haag (CH), S.B. Labarge (CA), J. Mauriello (US),
M.S. McGavick (US), E.M. McQuade (US), C.S. Rose (US), J.M. Vereker (UK)
Registered Office: XL Group plc (as above), Registered in Dublin, Ireland Reg No. 482042

Third, we have optimized our balance sheet and have financial flexibility, with only minor residual investment issues to manage into the future.

Fourth, we had a superb year in attracting recognized, world-class talent.

Fifth, pricing in our sector is improving. Not yet across the board, and not yet to sufficient levels to cure the ills of a prolonged soft market, but there is durable pricing progress that we expect to strengthen.

Sixth, the big trends are our friends. Globalization, complexity, technology — each of these major trends make XL more relevant, and therefore more valuable, to the world.

Seventh, and perhaps most important, we are working with massive urgency and resolve to translate our progress and these positive market trends into superior bottom line performance.

So here’s what to expect from the rest of this letter: I’ll provide some detail about each of these positive areas. Then I will discuss some of the issues that could affect our ability to deliver.

To be clear, I’m not claiming that it will be an easy road from here. We are, after all, in the risk business and fixing underwriting businesses is notoriously difficult.

But, taken as a whole, given what we know about our progress, we expect to improve our margins, excluding the impact of catastrophes beyond historically average levels, appreciably in 2012. And we expect attractive returns in 2013, on an absolute and relative basis.

So let’s start by going back through the seven factors of this optimism.

1. Underwriting is improving.

Throughout our history, great underwriting has been our calling card.

Be forewarned. This is the most critical element for XL and this section will be the longest!

Underwriting is our core activity. Because we specialize in complex, and often global, risks, the effectiveness with which we appraise risks and, if they are judged suitable, the terms, conditions and price under which we will offer coverage are the very essence of the business. Throughout our history, great underwriting has been our calling card.

But in recent quarters, our underwriting results have been less than stellar overall (with the general exception of our reinsurance operations), with seven of our businesses1 (out of the approximately 35 lines of business that roll-up to form our insurance and reinsurance segments) in particular facing pronounced challenges. These seven businesses represent about 19% of our overall premiums, and, since they are all in our insurance operations, account for 27% of the 2011 premium written in our insurance segment.

Now, to be fair, a couple of these businesses are actually well on their way to achieving appropriate profits. It may be unfair to call them out. And, at the same time, there are other businesses we are watching and could arguably be included on this list — our Latin American reinsurance business comes to mind.

2 • 2011 Letter from the CEO

Given the diverse businesses we are in, we would always expect some activity at XL to be facing challenges. This seems to us to be the reality of being in many distinct businesses. But right now, the total amount of premium that is “challenged” is too high; it disproportionately affects the whole result and it is therefore the object of intense corrective efforts.

For perspective, consider that our combined ratio for 2011 was 107.5%. Many insurance experts would then back out favorable Prior Year Development: 112.8%.2 Now, to make this a more useful view of current performance, back out the catastrophe losses, and now, as they say in the industry, you have the ex-CAT, ex-PYD combined ratio: 98.5%.3 For this point in the pricing cycle this is an unexciting result, especially given the fact that a third of our business comes from reinsurance, which historically has run very low ex-CAT combined ratios.

Now to the punch line. The combined ratio for these seven insurance businesses on an ex-CAT, ex-PYD basis? 113.6%. And without the impact of these seven businesses (and their PYD and CAT effect) our 2011 combined ratio: 95.2%. Now that feels more like it. Not fantastic, but better. As I said, this is too great a negative impact from a handful of businesses.

But we are improving. And fast. Why do I feel such confidence?

We identified the businesses in need of special attention a while ago. When we embarked on our strategy (adopted in late 2010, put in place throughout 2011) we stopped only looking at XL as a few broad lines of insurance sold around the world, and broke it up into discrete businesses within our insurance and reinsurance segments. We then reviewed the performance of each on a very granular level. The seven under-performing businesses stuck out for their trends pretty quickly and corrective actions began almost immediately.

In some cases, this just required some basic re-underwriting. In other places we had to re-think the entire business. In five of the seven businesses, we brought in new leadership from the outside. All of this work was initiated between late 2010 and late 2011. 4

Remember that the impact of any underwriting decision generally requires about a year to 18 months to take effect. The existing books of business must go through their individual policy renewal cycles. Every day these businesses are decreasingly affected by prior decisions and are increasingly improving as the result of our corrective actions. This is a big part of why we expect margin expansion to start in 2012.

That we have spent all of the time in this letter thus far on under-performing businesses (which kind of fits with the amount of management time they consume right now), you might ask, what about the rest of XL?

Here too lies a source of confidence. As I noted above, our reinsurance operations, led by Jamie Veghte, continue to perform admirably. Despite the onslaught of catastrophe activity,

2011 Letter from the CEO • 3

particularly the devastating Thailand floods in the fourth quarter, the reinsurance segment posted a 97.8% combined ratio for the year. Excluding the impact of both CAT losses and prior year releases, this would have been a reinsurance combined ratio of 85.7%, virtually identical to the 85.9% in 2010. This is in fact the sixth consecutive year reinsurance has produced such a result. A job very well done!

We are growing in some of our largest and most profitable businesses.

As to the rest of our insurance operations, they can be divided into roughly two categories: 1) businesses that we are already operating at attractive returns on an absolute and relative basis, such as the U.S. D&O Business, underwritten out of Hartford, which warrants particular mention, and 2) businesses that are doing poorly on an absolute basis but are in-line with their competitors with whom we are stuck in a lousy pricing cycle. We have about $2 billion of premium in the first category, and about $1 billion in the latter.

With respect to business stuck in the low point of the pricing cycle, we only grind it out if we believe the business has an attractive return profile over the insurance pricing cycle and if we have good reason to believe we have some competitive advantages. Moreover these businesses require exceptional discipline: we are fine with allowing our premiums to shrink in these currently low-profit businesses while we push price and product improvements to maintain our competitive position.

And of course, actions to improve profitability don’t stop there. We are growing in some of our largest and most profitable businesses and adding lines that have had better combined ratios than our overall portfolio.

Before wrapping up on underwriting (I warned you this would be a long section), I want to address a question I’m regularly and impatiently asked, “You’ve been here four years, how quickly will we see the results of these corrections?”

First, to be unblinking, having survived the crises of 2008 and 2009, I was probably too accepting of the quality and durability of earnings that we were producing at the time. Inside and outside, things looked better than they proved to be under greater scrutiny. Hindsight says, we could have started earlier. Now, as to how quickly we’ll see results? It is impossible to exactly forecast, but every day the book improves. At a minimum, you can expect that by the second half of 2012, the first wave of changes we made to correct the most apparent issues should make their way through the book with a positive effect.

One final note on judging the quality of our underwriting performance: you should also look at our reserving, as it is one of the most important processes we — or any insurer — undertake. The setting of our reserve levels is subject to a lot of complex math and a fair amount of judgment. At XL, we go about reserving knowing that, as an industry, there is a tendency to be overly optimistic about how things will play out. Under the leadership of Susan Cross, our Global Chief Actuary, and her team, we fight this tendency, and as a result have been proven to be prudent in our reserves.

So, judging underwriting performance is not as simple as looking at the combined ratio for a particular period. I would encourage you to look at trends both with and without PYD, knowing that current year underwriting will bear the burden of our prudent reserving.

4 • 2011 Letter from the CEO

2. Our understanding and management of catastrophe risks have proven stellar.

As noted earlier, when assessing our combined ratio, we look at the ratio both with and without catastrophes. Why? While catastrophes can be modeled over long periods of time, no one knows into what year they will fall. And catastrophes fell in a big way in 2011. Around the world we saw catastrophes of unprecedented levels. 2011 was one of the most expensive years in terms of insured catastrophe losses, at about $116 billion worldwide. 5

Given that we underwrite catastrophe risk, both in terms of our primary insurance underwriting and in providing reinsurance to other insurers, this was a very meaningful matter for XL. One of the most important observations in our business is that major catastrophes teach you a lot about every firm. There is nowhere to hide. And when catastrophes happen all around the world, global firms like XL and our competitors are going to experience meaningful losses. That was certainly true for XL in 2011. Our total losses from catastrophes came to about 7% of shareholders’ equity, a significant amount to be sure but superior than the median of 9% and a max of 23.9% reported by our peers.

But before I get into our pride and performance, let me acknowledge the obvious: these are extremely sad and human events. Whether it is through the loss of life or property, it was a year of horrors. We are not only proud that our products are helping to put lives back together around the world, we are also proud for how we put our money to work on behalf of our shareholders in providing catastrophe coverage. Consider this fact: even counting all of the catastrophe losses, our reinsurance operations made money. This is a remarkable achievement.

As I noted, all in, our catastrophe losses totaled $761 million in 2011, with $406 million attributable to our reinsurance operations and $355 million associated with our insurance operations. Looked at in terms of market share, in each case we found that our losses were appropriate to, or better than, our fair share of the event. This is the result of good underwriting.

To be blunt, in the early years of this century, XL did not perform well when major catastrophes came. But for several years we have been working with great devotion, under the leadership of Jacob Rosengarten, our Chief Enterprise Risk Officer, to create an enterprise risk management view of the company that aims to avoid outsized losses — the effectiveness of which was proven under true stress last year.

One of the perversities of our industry is that when events are recent, pricing for future events goes up, and those companies that have performed well in the sector can expect even better returns if they are willing to continue to take risk. Given our relatively solid 2011 catastrophe performance, we believe XL is wonderfully positioned, with the requisite capital, capabilities and products to be there again this year and beyond, and in a better pricing environment.

This is good news for our shareholders.

2011 Letter from the CEO • 5

3. Our balance sheet is a source of strength.

Those who have observed XL’s recent history know that this is a great thing to be able to say!

When this management team was being assembled several years ago, the balance sheet was the issue. Through a lack of strategic discipline, XL wound up in businesses and investments we should not have been involved with, including the financial guarantee business, at the time of the economic crisis. We spent the first couple of years cleaning up from those misadventures and the losses they caused.

Today, there is nothing that keeps us up at night with respect to our balance sheet: it is again a source of strength.

And because of that strength, we have had the flexibility to add new teams and capabilities, as well as to return to our shareholders $665.5 million through the purchase of 31.7 million ordinary shares last year. And in February 2012 our Board authorized an additional $750 million of share buybacks.

We are very well aware that trading at a significant discount to book value, as we do today, creates compelling economics for share buybacks, and we have heard loud and clear that many of our investors are very focused on this method of increasing book value per share.

Of course when making capital allocation decisions, we also keep in mind that there are some opportunities to grow the business profitably, particularly in the improving catastrophe pricing environment noted a moment ago.

Our flexibility was also enhanced by bringing debt levels in line with our peers. When it comes to debt, we wanted to be in the middle of the pack, not standing out for our leverage one way or the other. Over the past several years we have made the difficult decisions to make this goal a reality, the final piece being the repayment in January 2012 of $600 million of senior notes issued by our XL Capital (Finance) Europe subsidiary.

So, given that the balance sheet is in great shape, what remaining questions do we hear about it?

Here, most focus is on our life reinsurance business run-off. Because life reinsurance does not complement the rest of what we do, we made the decision in 2008 to discontinue this business. However, it is true that to match the long duration policy benefit reserves of this business, it is necessary that a meaningful portion of the related investment portfolio be invested in long dated European financial instruments. And with Europe recently distressed, some have come to focus on these securities as a source of additional risk for XL. In fact, for a while there, we were trading like a European bond fund. This never made sense to us, and when you get into the facts you realize how much progress we have made in even this area in reducing this source of balance sheet risk.

We have reached a point in our investment portfolio supporting our life business where we have divested ourselves of the securities issued by financial institutions with existential issues. For example, our remaining Continental European hybrid exposure was approximately $88 million at year-end, down from a 2010 year-end total of $279 million, with the remaining exposure largely in national champions in Northern Europe. We have eliminated all peripheral European hybrid exposure. Including subordinated and senior debt, our financial sector exposure was $290 million at year-end, which is approximately 50% lower than year-end 2010.

6 • 2011 Letter from the CEO

This focus on eliminating troubled assets has meant that the unrealized loss position on our remaining Continental European financial holdings was only $22 million at the end of December. Thus, even as concerns around Europe remain elevated, we believe that we have the right assets to get through the run-off of our life business.

4. We are attracting world-class talent.

At the heart of it, our strategy is all about the recruitment and retention of the best minds in the global insurance and reinsurance space. Why? Because talent is the difference between winning and losing in the complex, often bespoke lines of business in which we compete.

While one could argue that all businesses are dependent on talent, the reality is that the insurance industry is uniquely dependent on the expertise, relationships, creative capabilities and negotiating skills of the individuals we allow to use your capital to make money for us all. The fact is that (re)insurance in not one of those fields that one grows up dreaming of being in. As a result of this anti-sector bias, finding great talent, and nurturing and developing it, is an enormous industry challenge. When it comes to complex risks, the same individual may design the product, negotiate the price, terms and conditions, and serve as the marketing agent responsible for identifying risks to look into. You can see just how dependent on talent we are.

This year we had some fabulous successes in recruiting talented individuals and teams, and we see no reason for this to change in the future.

I noted earlier that five of the seven challenged businesses have had a change in leadership. In each case, we feel that we have brought in people with enviable track records in their segments of the industry. The awareness that this has created for XL — the positive momentum that it draws forth — is an essential part of how we plan to compete into the future. And this momentum builds on itself. We have added more than 100 new underwriters in 2011 — core talent that drives us forward — and they join great actuaries, claims professionals, financial analysts, and all of the other colleagues who are key to our success.

Why have we had such success? Everything about our strategy focuses on making XL the overwhelming choice for the best (re)insurance talent. Offering a global platform, a history of great innovation, a powerful brand, compensation that is tied appropriately to individual contributions, investments to create the best tools and platforms: it all adds up to a recruiter’s dream.

The competition for talent is intense. We will constantly seek to capture talent capable of outperforming others in the marketplace on your behalf.

Significant 2011 Talent Additions

Russell Buckley, Senior Manager, Strategic Analytics

Richard DeSimone, President, North America Marine Insurance

Dermot Dick, Manager, Middle East, Reinsurance

Steve Donnelly, Manager, Accident and Health, Reinsurance

Audrey Geiger, Business Lead, Global Underwriting Workstation

Matthias Horntrich, Chief Underwriting Officer, International Property

Mark Kaufman, Chief Pricing Actuary, Insurance

Jay Lefkowitz, Head of US Risk Management, Insurance

Jeff Lobo, Head of Investment Risk

Richard Maxwell, Chief Underwriting Officer, Political Risk and Trade Credit, Insurance

Roxanne Mitchell, President, Surplus Lines, Insurance

John Mollica, Senior Vice President, Finance Transformation

Alpa Patel, Chief Information Officer, Insurance

Pete Porrino, Chief Financial Officer

Pete Purvis, President, North America Programs, Insurance

Paolo Ribotta, Head of Global Distribution and Network

Ken Riegler, President, Primary Casualty, Insurance

Lorraine Seib, President, Excess Casualty, Insurance

Philip Sexton, Underwriting Manager, International Property and Energy, Insurance

Kadidja Sinz, Country Manager, France

2011 Letter from the CEO • 7

5. Pricing is improving.

Another source of optimism is the general pricing environment. Since the heyday of the “hard” pricing cycle, when pricing proved later to be more than sufficient to cover expense and profit, rates have consistently deteriorated. We have seen “soft” pricing cycles over the last 5-10 years and XL has felt this impact. Some of our historically most profitable lines have indeed suffered from very dramatic pricing declines until very recently. However, we have now begun to see signs of change across our book and we achieved an average rate increase of low single digits over the last two quarters of 2011.

Positive pricing trends on an industry-wide basis are one of the best comforts that you can have that the future will be better than the past. Of course, the reality is that at this stage, price increases have not yet undone the damage of prolonged price decreases. It should also be noted that pricing improvement is uneven. In areas where we have had losses, pricing is increasing. In other areas, such as many casualty lines, where claims have been benign, pricing has not increased, although declines have been arrested.

But it is incredible that there is not more progress, given the prolonged period of low reinvestment rates and pricing softness. The pressures for more appropriate pricing continue to increase.

As a result, we believe these early positive trends are durable, and will accelerate over time — but at what point in time is impossible to forecast.

6. Global trends bode well for our business.

The world is ever more complex, ever more global, and changing ever more rapidly. We all know these trends to be true; they affect all that we do in our personal and our business lives. These trends require all companies to think flexibly and to adapt to ever-changing circumstances and increasing risk. As a global, complex risk commercial (re)insurer with a history of responding to new and emerging risk, we at XL can say that the major trends are truly our best friends.

As a result, the rate at which we introduce new product has increased. As ranked by observers, we rose to third place in terms of the number of new product announcements in 2011, up from 10th place the year before.7

This can range from potentially game-changing innovations, like our new surety product, the winner of our 25th anniversary product competition, to a response to regulatory changes, like our new product recall coverage. It can be as transformational as creating new products that deal with emerging cyber risks though our XL Eclipse product, or be incremental innovation, as

8 • 2011 Letter from the CEO

with changes in property forms and limits in North America. With our clients’ risks constantly changing, we can best “Make Your World Go” by looking out over the horizon, and using our decades of experience with innovation to create products that matter.

Remember, XL is one of the companies that led the world past the liability crisis of the 1980s, that helped invent the Bermuda catastrophe reinsurance marketplace, and one of the first to respond to directors’ needs for liability coverage. Innovation is a taproot that runs deep.

Global trends have required that we innovate how we run the company as well. In the last year, we have dramatically re-thought the utilization of our global network, creating a new unit dedicated to harmonizing our distribution between geographies. We’re continuing to build-out our utilization of superior tools and analytics in the way we share knowledge and evaluate risks. Our leadership structure is flatter and more decentralized, giving us the flexibility to make better and faster decisions.

I look forward to still more progress in these areas, as Sarah Street, who led the transformation of our investment portfolio, has also become the point person for our strategic efforts.

This spirit, to literally help make the world go, is embedded in our business and embodied by our brand, and it reflects the way we tackle each risk. When matched to the trends that move the world, XL can make an ever more valuable contribution to the future.

7. Urgency.

The fourth quarter of 2011 was something of a wakeup call. It was as if all of the challenged businesses I have discussed simultaneously decided to announce themselves. The likelihood of this being repeated is very slim. But good outcomes can come from unfortunate events. A positive outcome from our fourth quarter was that it made everyone realize, at every level of XL, that we are not doing as well as we should.

It’s one thing to say it among ourselves. It’s another to see it in public among our investors and everyone else. Everyone at XL knows that we have to produce progress in 2012 and 2013 has to be attractive. Everyone is committed to that result.

Properly channeled urgency must become a permanent condition of the place, in all that we do. I know our leadership team is devoted to making this true.

Now, I have to put my pessimist hat back on.

I’ve given you seven reasons to be very bullish about our near and long term future. But, the reality is that there are no guarantees in life. What could go wrong?

Now it could be said that we insurers are particularly adept at conjuring up unfortunate events, so I will try to cover the main threats, and resist the temptation to get into everything that we routinely review, like asteroids, terrorism, oil-price shocks and the like (or even the really outlandish stuff, like the U.S. losing its triple A credit rating. Sigh).

2011 Letter from the CEO • 9

First, the underwriting corrective actions I wrote of earlier could take longer to materialize on the bottom line. This could be because the actions we take prove insufficient. Our reserving actuaries might be slow to recognize the improving profitability of our underwriting. The pricing environment could reverse or stay flat longer than expected. There are a number of scenarios that could play out to hamper our expectations. Some of these are subject to our management. Some are not. I know that our newly installed insurance leader, Greg Hendrick, and his team are devoted to meeting our plans.

Second, the growth we expect could take longer to manifest. Because we are focused on producing results for the bottom line now, many of our growth activities, such as the addition of colleagues, in-line with new business expansion, might be slower because of our caution in expense levels rising too far ahead of profit. We will continue to adjust this outcome according to the margin expansion we see. Some investment must be made for the future but we know investors rightly expect margin expansion now.

Third, catastrophes, whether natural or man-made, could again occur at an extraordinary level. And there is always the chance that, despite our huge efforts to prevent it, that they will happen in such a way that XL stands out to the negative.

Fourth, some new and dramatically negative loss trend could emerge that could render our reserves insufficient rather than redundant. And, given XL’s history as a large lines casualty underwriter, this could hit XL uniquely. While there is nothing of this kind worrying us today, areas to watch closely include trends in D&O lawsuits, which have been, strikingly, relatively favorable in the early period following the financial crisis.

Fifth, although we have contingency plans in place to handle a variety of outcomes, a true implosion of the Eurozone will have a number of unpredictable effects. Some of the instruments on our balance sheet would lose value — as would some of the associated liabilities. And this would certainly produce noise we would all have to deal with. Of course, it is our hope, as it is the rest of the world’s, that the efforts of Europe’s leaders produce solutions that better match their challenges.

Sixth, the trend toward more stringent regulation could have inadvertent and lasting negative consequences. It is noteworthy that so far increased financial regulation in the banking sector has led (perversely) to increased dependence on fewer, larger, and more powerful banks. It is my fervent hope that governments do not make the same error in the P&C sector.

While on the topic of government action, another wildcard is U.S. tax policies, which from time to time seek to punish other nations — nations that have contributed significantly to U.S. economic growth. In this category I would place Bermuda, the country in which many of our key operations are built and that many of our key operations still touch. While Bermuda has been instrumental in crafting insurance coverage the U.S. could not provide itself, sometimes lawmakers consider punitive tax measures that would disable Bermuda’s contribution to the U.S. economy. Were something like this come to pass, not only would some parts of the U.S. experience a crisis in insurance availability and affordability, but our operations would be affected. But, here too, we have contingency plans in place.

10 • 2011 Letter from the CEO

So, in sum, how do I feel about the year?

In some ways, 2011 started to feel like a boxer hanging on for the bell — it seemed like the body blows would never stop. But now, having had the opportunity to review the year in totality, we feel pride in how our products served our clients’ needs around the world and we feel energized by the progress the firm has made. We have a profound sense of urgency and resolve.

It is an honor for me and my colleagues to lead XL on your behalf.

Best,

Mike McGavick

Endnotes

1

For clarity’s sake, these seven businesses are: International Property (mainly multinational programs written for large corporations), Excess and Surplus (a series of unique North America risks), North American Programs (specialized insurances in support of MGAs and MGUs), U.S. Risk Management (mostly workers’ compensation written for large U.S. customers), Design (professional coverage for architects in North America), Select (professional coverage for North American lawyers, real estate agents and the like) and Equine (a specialty business focused on horses, breed stock).

2

Frequently abbreviated as PYD, this is monies taken out of reserves held for future possible claims arising from policies written in prior years that we judge as no longer required to be held given actual claims trends.

3

Now, to stay on side with the lawyers and accountants, let me point out this shouldn’t imply that one should disregard either catastrophes or PYD. As discussed elsewhere, each is an added perspective worth thinking about.

4

Yes, we thought about getting out of these businesses altogether, as we did with some activities in 2009, but in each case there were prospects that were too appealing to ignore. We will still consider exiting these lines if results don’t improve, but that is true of all lines of business at XL, not just these seven.

5

Swiss Reinsurance Company Ltd, sigma No 2/2012: Natural catastrophes and man-made disasters in 2011: historic losses surface from record earthquakes and floods, March 28,2012. Available at http://swissre.com/sigma

6

Peer group includes: Ace Limited, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Allied World Assurance Co Holdings, AG., Axis Capital Holdings Limited, The Chubb Corporation, CNA Financial Corp, Endurance Specialty Holdings Ltd., Everest Re Group Ltd, The Hartford Financial Services Group Inc, Markel Corporation, PartnerRe Limited, RenaissanceRe Holdings Ltd., The Travelers Companies, Inc., White Mountains Insurance Group, Ltd. and W.R. Berkley Corporation.

7	Advisen, 2011 Pacesetters Rankings.

2011 Letter from the CEO • 11

XL Group Insurance Reinsurance	1 Hatch Street Upper Dublin 2, Ireland Phone +353(0)1 400 5500 Fax +353(0)1 405 2033 xlgroup.com

2011 Letter from the Chairman

Fellow Shareholders:

For XL, and for the property and casualty (re)insurance industry as a whole, 2011 can only be described in the most generous of terms as ‘notable.’ Notable for the intensity and range of pressures — from extreme catastrophe levels and a tenuous global economic environment with weakness at every turn, to improving but still stubborn market conditions. However, amidst all of these forces, XL persevered and made solid, forward progress in executing its strategy.

Last year, I noted that 2010 was a year dedicated to putting in place foundations that we believe will provide benefits for years to come. That persisted in 2011, when management continued a deep-dive analysis into every book of business, so it now has its best perspective in years as to where the challenges and opportunities exist within XL. In the insurance business, rewards from a change in strategy often do not show up quickly, for even the P&C business is one with a tail. The headline fourth quarter financial numbers do not diminish the Board’s confidence in the strategy being implemented throughout the company. These numbers contained both a non-cash goodwill charge and a higher than usual tax rate, which together obscured much of the company’s 2011 accomplishments, including three quarters where the company outperformed Street expectations.

As is appropriate, the Board has been deeply involved in XL’s strategy, continues to monitor progress and stands firmly with XL and its leadership. The company is committed, as it must be, to building success that results in shareholder value both near-term and over longer horizons. Management intends to take immediate corrective actions where needed to ensure that every facet of the company performs to the highest standards.

Highlights persist throughout XL. Reinsurance contributed impressive performance in a turbulent year. Specialty and Professional insurance businesses were solid. Sharpened risk management practices, a top focus of the Board in the last few years, showed through as even with extreme loss events, XL’s loss profile was favorable to its competitors. Rating agencies continue to note the company’s top class risk management. And other pieces of the foundation, the complete deployment of XL’s industry leading global claims system, the commencement of Chinese operations and the expansion of the insurance segment to Brazil, deserve mention.

XL Group plc | Directors: R. Ayer (US), D.R. Comey (US), R.R. Glauber (US), H.N. Haag (CH), S.B. Labarge (CA), J. Mauriello (US),
M.S. McGavick (US), E.M. McQuade (US), C.S. Rose (US), J.M. Vereker (UK)
Registered Office: XL Group plc (as above), Registered in Dublin, Ireland Reg No. 482042

Core to XL’s strategy has been to win the battle for the industry’s best talent. In 2011, the company made significant talent gains with the addition of nearly a hundred underwriters, most of whom were added to the company’s existing base while others expanded XL into new product offerings. Market leading hires were also made to head Global Distribution and International Property and Casualty. And the decision to tap Greg Hendrick, previously the Executive Vice President of Strategic Growth for the Company, to lead the insurance segment was made with the full backing of the Board.

The Board, as well, continued to renew and revitalize its membership. I mentioned in last year’s letter the addition of Ramani Ayer, the retired Chairman and CEO of The Hartford. His deep knowledge of the industry has been a positive and impactful addition to our Board’s work. In October, we welcomed the appointment of Suzanne Labarge. With more than 25 years spent at the Royal Bank of Canada, and government experience as a member of Canada’s Office of the Superintendent of Financial Institutions, Suzanne possesses a wealth of enterprise risk, audit and financial management knowledge. Past and current directorship positions, including as a member of the Supervisory Board of Deutsche Bank AG, as a director and chair of the audit committee for Novelis, and as the chair of the audit committee of Coca-Cola Enterprises, Inc., has cemented her deep knowledge of compliance best practices. She has already made her mark at XL.

We have continued to add top-caliber talent to XL’s Board in 2012 with the appointment of Valerie Gooding, who will join the Board effective April 26. As the former CEO of British United Provident Association (BUPA) for 10 years, and through prior positions at British Airways, Val has extensive experience managing and leading global enterprises. She oversaw the expansion of BUPA, a leading independent health insurer, outside of the United Kingdom to include operations in Australia, New Zealand, Spain, Saudi Arabia, Denmark and the United States. Her business accomplishments have been widely recognized: she was appointed a Commander of the Order of the British Empire (CBE) in 2002 and was named previously as one of Fortune magazine’s 50 Most Powerful Women in Business. We are delighted to have Val on the Board and look forward to her many contributions.

Finally, I want to thank Ellen Thrower for her invaluable service to the company for more than 15 years. Ellen decided to step down from the Board this year. She has been an important presence on the Board and will be missed. We wish Ellen all the best in her future endeavors.

We appreciate immensely the loyalty of our clients, shareholders and XL colleagues and the confidence in XL’s journey and we look forward to sharing the benefits of our work.

Sincerely,

Robert R. Glauber
Chairman, XL Group plc

2011 Letter from the Chairman • 13

Annual General Meeting

The annual general meeting of holders of ordinary shares of XL Group plc will be held on Friday, April 27, 2012 at The Westbury Hotel, located at Grafton Street, Dublin 2, Ireland at 8:30 a.m. local time.

Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 was filed with the U.S. Securities and Exchange Commission on February 27, 2012. Copies are available online at xlgroup.com. A complimentary hard copy may be requested by writing to Investor Relations, at the address provided at right.

The Company’s ordinary shares were first listed on the New York Stock Exchange on July 19, 1991 under the symbol XL. The table below sets forth the high, low and closing sales prices per share of the Company’s ordinary shares, as reported on the New York Stock Exchange Composite Tape for the four fiscal quarters of 2010 and 2011. As at December 31, 2011, there were 315,645,796 ordinary shares outstanding.

(in U.S. Dollars)	Q1	Q2	Q3	Q4

2011
High	24.82	25.43	22.65	23.00
Low	21.17	20.53	17.94	17.69
Close	24.60	21.98	18.80	19.77

2010
High	19.54	20.39	22.14	22.52
Low	15.91	15.63	15.59	19.36
Close	18.90	16.01	21.66	21.82

These materials contain forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during a “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (I) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures. This letter contains return on ordinary shareholders equity, or ROE, based on operating net income (“Operating ROE”), which is a non-GAAP financial measure that XL believes is meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry. XL defines operating net income as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, net of tax, for XL, (2) net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for XL, (3) its share of items (1) and (2) for XL’s insurance company affiliates, (4) goodwill impairment charges, net of tax, (5) gains recognized on the purchase of XL’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. Operating ROE is a widely used measure of any company’s profitability. Operating ROE is calculated by dividing operating net income for the period by the average of the opening and closing ordinary shareholders’ equity. Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

CORPORATE ADDRESS & REGISTERED OFFICE
XL Group plc 1 Hatch Street Upper 4th Floor
Dublin 2
Ireland
www.xlgroup.com

INVESTOR RELATIONS
Seaview House
70 Seaview Avenue
Stamford, CT 06902-6040
USA
Tel 1 203 964-3470
Fax 1 203 964-3444
investorinfo@xlgroup.com

TRANSFER AGENT
Computershare Shareowner Services LLC
480 Washington Boulevard Jersey City, NJ 07310-1900 USA
Tel 1 800 851-9677
or 1 201 680-6578
www.bnymellon.com/ shareowner/isd

INDEPENDENT AUDITOR
PricewaterhouseCoopers LLP 300 Madison Avenue
New York, NY 10017
USA

14 • 2011 Letter from the CEO